Contacts:
Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
The Hain Celestial Group, Inc.	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES RECORD SECOND QUARTER

Sales Increased 20% to $276.2 Million
GAAP Net Income Grew 10% to $15.6 Million
Adjusted EPS Increased 16%

Melville, NY, February 4, 2008—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported results for its second fiscal quarter ended December 31, 2007. Reflecting strong demand for Hain Celestial’s portfolio of natural and organic brands, net sales reached $276.2 million, a 20% increase compared with $230.2 million in the prior year second quarter. GAAP net income for the second quarter was $15.6 million, or $0.37 per diluted share, a 10% increase over the prior year’s $14.2 million, or $0.34 per diluted share.

Adjusted earnings per diluted share for the quarter totaled $0.43 on adjusted net income of $17.9 million. The reported results include charges of $2.1 million ($1.3 million after tax or $0.03 per diluted share) of previously announced acquisition-related integration and manufacturing start-up costs at the Company’s Fakenham facility in the United Kingdom, into which the frozen meat-free operations of Haldane Foods have been consolidated, and of $1.75 million ($1.1 million after tax or $0.03 per diluted share) for professional fees associated with the recently completed independent directors’ review of the Company’s stock options practices. The continuing mark-to-market charge to reflect the Company’s contractual obligation for ungranted stock options was not significant in the quarter.

“Our sustained and profitable growth continues, with strong sales this quarter from a range of our brands, including Earth’s Best®, Terra®, Garden of Eatin’®, DeBoles®, Arrowhead Mills®, Imagine®, Casbah®, Spectrum®, Yves®, FreeBird™, Ethnic Gourmet®, Lima®, and from the newly acquired Plainville Farms® and our tofu operations. We also achieved strong sales in Personal Care, with Jason® and the Avalon® brands. Sales at Celestial Seasonings® have continued to improve with new packaging reaching near full distribution and being well-received along with the introduction of Celestial Seasonings coffee and Saphara premium tea,” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. “The diversity of our business—in various product categories, with strong sales from our United States, Canadian and European operations as well as in expanded distribution channels—continues to drive the growth of our sales and earnings.”

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

“With input costs increasing rapidly, we are very pleased with our gross margin results this quarter,” said Ira J. Lamel, Executive Vice President and Chief Financial Officer. “Had we not had the 170 basis point drag on our gross margin from these increased input costs, our adjusted gross margin would have been 31.0% compared to the prior year’s adjusted gross margin of 30.6%.” The Company’s adjusted gross margin excludes the cost of the acquisition-related integration and manufacturing start-up costs. “The impact of acquisitions we have made since last year’s second quarter, some of which helped our margin while others reduced our margin, was neutral to our gross margin performance,” concluded Ira Lamel.

Selling, general and administrative expenses were 18.1% of sales, or 17.5% adjusted, in the current year second quarter compared to 19.2% (adjusted) in the prior year. The reduction in selling, general and administrative expenses resulted from our ability to integrate back office functions of acquired businesses and focus on cost savings. The acquisition of Plainville Farms, with its lower than average administrative expense structure, benefitted our consolidated selling, general and administrative rate by 70 basis points.

“Through our major cost savings initiative, we continue to seek productivity opportunities, particularly in these inflationary times. Price increases implemented across multiple categories earlier in our fiscal year lessened, but certainly did not eliminate, the impact of cost pressures on our business,” remarked Irwin Simon. “Our price increases were widely accepted across our customer base due in large part to effective trade and promotional spending, ensuring consumers received the benefit of these programs. We are encouraged that as natural and organic products become even more mainstream, we see consumers maintaining their commitment to better-for-you eating and healthy living,” continued Irwin Simon.

Interest expense in the second quarter was $3.4 million versus $2.3 million in the prior year quarter and interest income was $0.4 million this year versus $0.9 million last year. The higher interest expense and lower interest income was attributable to increased borrowings and use of invested cash for acquisitions.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

The Company’s tax rate was 37.5% for the second quarter versus 38.7% in the prior year. Our tax rate this quarter and as expected for the full year is lower than last year, as our income around the world is earned in more favorable tax rate jurisdictions.

Average diluted shares outstanding for the quarter were 42.1 million for the quarter, an increase of 2.2% over the prior year quarter’s 41.2 million average diluted shares.

The Company’s balance sheet remains strong with working capital of $211.4 million and a current ratio of 2.5 at December 31, 2007. Debt as a percentage of equity was 29.4% with equity at $732 million. The number of days in the Company’s cash conversion cycle was 72 days compared to 68 days in the prior year, principally due to the higher levels of inventory in the Company’s personal care unit with the acquisition of Avalon and an intentional increase in Earth’s Best ingredient inventory to protect the continuing growth of that brand. In the trailing twelve months, the Company generated $33.4 million of operating free cash flow.

Fiscal Year 2008 Guidance
The Company reconfirmed its fiscal year 2008 guidance for sales of $1.025 to $1.050 billion and earnings per share of $1.38 to $1.42.

“We remain focused on our business strategy as the leading natural and organic food and personal care products company. We continue to invest in our business by consolidating our operations in the United Kingdom and in Personal Care, positioning the Company for additional expansion, and remaining focused on improving efficiencies throughout our business,” concluded Irwin Simon.

Review of Stock Options, NASDAQ Listing and Annual Meeting
On January 31, 2008 the Company reported that a group of independent directors (the “Independent Directors”) established to review the Company’s past stock option practices had reported its findings to the Board of Directors. The Company also announced that the Board of Directors had adopted each of the recommendations of the Independent Directors. In connection with the completion of the review, the Company restated its previously issued financial statements to correct errors related to accounting for stock-based compensation expense.

The Company filed its annual report on Form 10-K for the year ended June 30, 2007, and its quarterly report on Form 10-Q for the quarter ended September 30, 2007 on January 31, 2008. With these filings the Company believes that it has remedied its non-compliance with the listing standards of The NASDAQ Stock Market, Inc. and that it will no longer be subject to delisting. The Company plans to hold its 2007 Annual Meeting of Shareholders on April 1, 2008.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:15 PM Eastern Standard Time today to review its second quarter fiscal year 2008 results. On March 12, 2008 the Company is scheduled to present at Bank of America 2008 Consumer Conference and on March 19, 2008 the Company is scheduled to present at the Citi Investment Research Small & Mid-Cap Conference. These events will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies® and TenderCare®.  Hain Celestial has been providing “A Healthy Way of Life” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; our ability to implement our business and acquisition strategy; our ability to effectively integrate our acquisitions; competition; availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; changes in customer preferences; international sales and operations; the results of our stock option investigation and the SEC’s inquiry; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K, for the fiscal year ended June 30, 2007. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2007	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$44,718	$60,518
Trade receivables, net	126,547	95,405
Inventories	150,376	129,062
Deferred income taxes	8,094	8,069
Other current assets	20,771	22,950
Total current assets	350,506	316,004

Property, plant and equipment, net	130,444	114,901
Goodwill, net	529,088	509,336
Trademarks and other intangible assets, net	100,300	96,342
Other assets	19,708	21,873
Total assets	$1,130,046	$1,058,456

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$129,809	$112,458
Income taxes payable	8,861	4,456
Current portion of long-term debt	468	566
Total current liabilities	139,138	117,480

Deferred income taxes and other liabilities	25,080	22,896
Long-term debt, less current portion	214,436	215,446
Total liabilities	378,654	355,822

Minority Interest	19,442	5,678

Stockholders' equity:
Common stock	410	409
Additional paid-in capital	489,041	487,750
Retained earnings	222,189	195,658
Treasury stock	(15,473)	(12,745)
Foreign currency translation adjustment	35,783	25,884
Total stockholders' equity	731,950	696,956

Total liabilities and stockholders' equity	$1,130,046	$1,058,456

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)

Net sales	$276,233	$230,190	$513,478	$440,085
Cost of sales	197,089	160,319	365,483	311,384
Gross profit	79,144	69,871	147,995	128,701

SG&A expenses	49,882	44,946	100,428	86,896

Operating income	29,262	24,925	47,567	41,805

Interest expense and other expenses	4,312	1,754	5,271	3,574
Income before income taxes	24,950	23,171	42,296	38,231
Income tax provision	9,368	8,958	15,894	15,279
Net income	$15,582	$14,213	$26,402	$22,952

Basic per share amounts	$0.39	$0.36	$0.66	$0.59

Diluted per share amounts	$0.37	$0.34	$0.63	$0.57

Weighted average common shares outstanding:
Basic	40,048	39,173	40,037	38,960
Diluted	42,096	41,202	41,961	40,613

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2007 GAAP	Adjustments		2007 Adjusted	2006 Adjusted (5)
	(Unaudited)

Net sales	$276,233			$276,233	$230,190
Cost of Sales	197,089	$(2,084)	(1)	195,005	159,678
Gross profit	79,144	2,084		81,228	70,512

SG&A expenses	49,882	$(1,642)	(2)	48,240	44,223

Operating income	29,262	3,726		32,988	26,289

Interest and other expenses, net	4,312			4,312	1,754
Income before income taxes	24,950	3,726		28,676	24,535
Income tax provision	9,368	1,385	(4)	10,753	9,487
Net income	$15,582	$2,341		$17,923	$15,048

Basic per share amounts	$0.39	$0.06		$0.45	$0.38

Diluted per share amounts	$0.37	$0.06		$0.43	$0.37

Weighted average common shares outstanding:
Basic	40,048			40,048	39,173
Diluted	42,096			42,096	41,202

	Six Months Ended December 31,
	2007 GAAP	Adjustments		2007 Adjusted	2006 Adjusted (5)
	(Unaudited)

Net sales	$513,478			$513,478	$440,085
Cost of Sales	365,483	$(3,157)	(1)	362,326	309,635
Gross profit	147,995	3,157		151,152	130,450

SG&A expenses	100,428	$(4,328)	(2)	96,100	86,173

Operating income	47,567	7,485		55,052	44,277

Interest and other expenses, net	5,271	2,002	(3)	7,273	3,838
Income before income taxes	42,296	5,483		47,779	40,439
Income tax provision	15,894	2,023	(4)	17,917	15,662
Net income	$26,402	$3,460		$29,862	$24,777

Basic per share amounts	$0.66	$0.09		$0.75	$0.64

Diluted per share amounts	$0.63	$0.08		$0.71	$0.61

Weighted average common shares outstanding:
Basic	40,037			40,037	38,960
Diluted	41,961			41,961	40,613

(1)	Start-up costs at the Company's Fakenham facility related to the integration of the Haldane Foods frozen meat-free operations.

(2)
Adjustment to record stock compensation expense of $(105) for the three months and $315 for the six months ended December 31, 2007 in connection with the requirements of SFAS No. 123R to record compensation when there is a contractual requirement to grant stock options, whether or not such options have been granted. Each quarter the Company marks to market the Black-Scholes value of the ungranted stock options. Also, selling, general and administrative expense was adjusted for the three and six months ended December 31, 2007 for $1,747 and $4,013 of professional fees incurred in connection with the review of the Company’s stock option practices.

(3)	The adjustment of $2,002 represents the pre-tax gain on the sale of the Company's investment in a rice cake manufacturing joint venture in Belgium recorded in the first quarter of fiscal 2008.

(4)	Tax effects of the adjustments described above.

(5)
Includes adjustments of $641 for the three months and $1,749 for the six months ended December 31, 2006 for start-up costs at the Company's West Chester frozen foods facility, $2,510 for a pre-tax gain recognized in the first quarter of fiscal 2007 in connection with the sale of Biomarché and $2,246 of charges also taken in the first quarter of fiscal 2007 in connection with the decision by the German government regarding the application of VAT on non-dairy beverages.